EXHIBIT 10.34

March 10, 2004

Mr. Brian Maloney
c/o Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75026

     Re: Employment Agreement

Dear Brian:

Reference is made to your Employment Agreement (“Agreement”) dated March 11, 2002, between you and Perot Systems Corporation (the “Company”), attached hereto as Exhibit A.

By executing this letter agreement, you and the Company agree and acknowledge the incorporation of the following terms and conditions into the Agreement effective as of the date of this letter agreement:

     1. From and after the date hereof, in accordance with the Company’s practice of substituting restricted stock awards for a portion of stock option awards for its executive officers, as such practice may exist from time to time, the Company shall have the right to substitute restricted stock of the Company in place of up to 50% of future grants of Company stock options that would otherwise be made to you pursuant to the Agreement. These substitutions shall be made at the substitution rates in effect for the Company’s other executive officers from time to time.

     For example, at the substitution rate currently used by the Company (for every 2 stock options reduced, the Company awards 1 share of restricted stock), the Company would and instead of granting 100 stock options, award you the following:

•	25 shares of restricted stock; and

•	50 stock options.

     2. If at any time after the date of this letter agreement the substitution rate shall be changed by the Company, the Agreement shall reflect such change and the rate applicable to the Agreement shall continue to correspond to the substitution rate used by the Company for its other executive officers; provided that the Company shall not change the substitution rate in a manner that, after considering all components of your compensation, negatively affects the overall value of the compensation package originally provided for in the Agreement.

This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one letter agreement.

Except as otherwise specifically provided in this letter agreement, the terms of the Agreement shall remain in full force and effect.

Sincerely,

PEROT SYSTEMS CORPORATION

	By:	/s/ DARCY ANDERSON

	Name:	Darcy Anderson

	Title:	Vice President

Agreed and Acknowledged on March 10, 2004:

/s/ BRIAN MALONEY
Brian Maloney

2

Exhibit A

EMPLOYMENT AGREEMENT

Perot Systems Corporation, a Delaware corporation (“Company”), and Brian Maloney (“Executive”) agree to enter into an employment relationship in accordance with the terms of this Agreement.

1. Commencement; Base Salary. Executive’s employment with the Company will commence not later than March 11, 2002 (the “Employment Date.”) Executive’s monthly base salary (“Base Salary”) will be $41,666.66 payable in accordance with Company’s standard payroll practice, but not less than monthly. The Base Salary shall be reviewed, at least annually, and adjusted (upward only) in the sole discretion of the Chief Executive Officer (the “CEO”). The CEO may consider in such review such information as he deems relevant, including compensation paid by peer companies.

2. Bonus. Any bonuses will be paid as follows:

          (a) Annual Executive Bonus Plan. Executive is eligible to receive an Annual Executive Bonus (“Executive Bonus”), payable in cash, with a target (not actual) bonus equal to one hundred percent (100%) of the actual Base Salary paid in the calendar year prior to payment of the Executive Bonus. Executive’s actual bonus may be higher, with an expected maximum of two hundred percent (200%) of the actual Base Salary paid in the calendar year prior to the payment of the Executive Bonus, but may be lower. Except as provided in Section 2(b), the Company is not required to pay Executive an Executive Bonus, and in any event payment of the Executive Bonus is entirely within the discretion of the CEO. The CEO may, but is not required to, use a bonus plan, which is currently anticipated to have terms substantially similar to those described on Exhibit A, to determine the Executive Bonus. The Company reserves the right to amend the Bonus Plan at any time. Bonuses will be paid in the ordinary course of the Company’s business on a date designated by the CEO (typically in February and March of the following calendar year) (“Bonus Payment Date”). To be eligible to receive an Executive Bonus, Executive must be employed with the Company on the Bonus Payment Date. The amount of Executive Bonus that Executive is to be paid for any annual bonus period is the “Actual Bonus Amount.”

          (b) Executive Bonus Guarantee. Notwithstanding Section 2(a) above, the Company will guarantee Executive a minimum bonus for the first two years of the term of this Agreement of $700,000, payable over 3 years, as follows:

     (i) The Actual Bonus Amount for calendar year 2002 will not be less than $233,000.

     (ii) The Actual Bonus Amount for calendar year 2003 will be an amount sufficient so that the sum of the Actual Bonus Amounts for the calendar years 2002 and 2003 will not be less than $466,000.

     (iii) If the sum of the Actual Bonus Amounts for calendar years 2002 and 2003 is less than $700,000 then, in addition to any Executive Bonus for calendar year 2004, Executive will receive a payment on the Bonus Payment Date for calendar year 2004 equal to the amount by which the sum of the Actual Bonus Amounts for calendar years 2002 and 2003 is less than $700,000; which amount will not count toward or be considered part of the Executive Bonus for calendar year 2004.

          Executive must be employed with the Company on the relevant Bonus Payment Date in order to receive any payment referred to in this Section 2(b), unless the CEO, in his sole discretion, waives such requirement after advance consultation and discussion with Executive.

          (c) If Executive becomes employed by the Company before March 15, 2002 and does not receive a bonus of at least $210,000 from Executive’s current employer, then Executive will receive a signing bonus from Company in the amount of $210,000 less any bonus amount Executive receives from Executive’s current employer. The signing bonus will be paid on or before 30 days after Executive’s Employment Date.

3. Executive’s Duties. Executive’s duties are as follows:

          (a) Executive’s Role. Executive agrees to serve in the capacity of Chief Operating Officer of the Company worldwide. Executive will report to the CEO and be subject to the supervision of the CEO and the Board of Directors (the “Board”) of the Company. Executive will have all powers reasonably necessary to discharge Executive’s responsibilities, subject to the supervision and control of the CEO and the Board.

          (b) Time and Effort. During the term of this Agreement, Executive agrees to devote Executive’s full business time and effort to the performance of Executive’s duties and responsibilities as Chief Operating Officer. Executive may spend reasonable amounts of time on Executive’s personal civic and charitable activities that do not materially interfere with the performance of Executive’s duties and responsibilities to the Company. Executive shall have an office in the corporate office of the Company in Dallas, Texas with administrative support and an office facility in the New York City metropolitan area, in a home office until suitable office facilities are able to be procured by the Company in the New York City metropolitan area. During the term of the Agreement, the Executive shall be, if he meets the requirement for participation, entitled to participate in the employee benefits and perquisites offered by the Company to its senior executive employees generally. The Executive shall be entitled to at least five (5) weeks of paid time off during each twelve (12) month period of the Agreement.

4. Stock Options. Executive’s stock options are as follows:

          (a) Initial Grant. In recognition of the Executive’s executive role at the Company, Executive is expected to participate in Company’s 2001 Long-Term Incentive Plan (“Plan”). The Company will award Executive, as of the Employment Date, a non-qualified stock option (“Stock Option”) under the Plan to purchase a total of 300,000 shares of Company stock in accordance with the terms of the Plan as of the Employment Date. The Stock Option will be in substantially the form of Exhibit B to this Agreement.

          (b) Additional Grants. Beginning on the first anniversary of the date Executive’s employment commences and during the term of this Agreement, the Company intends to award Executive an additional non-qualified stock option (“Annual Option”) to purchase a total of 60,000 shares of Company stock in accordance with the terms of the Plan, but whether the Annual Option is awarded to Executive is entirely within the discretion of the CEO. Each Annual Option will be in substantially the form of the Stock Option, except that all of the options in the Annual Option will be scheduled to vest at one time on the fifth (5th) anniversary of grant and will reflect, as appropriate, changes in the standard Company Stock Option grant form since the date of the Stock Option grant.

          (c) Merit Grants. Beginning on the first anniversary of the date Executive’s employment commences and on the subsequent anniversaries of the Employment Date, Company anticipates that it will award Executive, if the Executive meets the criteria established by the CEO an additional non-qualified stock option (“Merit Option”) to purchase a total of 20,000 to 25,000 shares of Company stock, but whether the Merit Option is awarded to Executive is entirely within the discretion of the CEO. The Merit Option shall not vest and become exercisable at a rate of more than 20% per year and will not contain any provision providing for acceleration or modification of vesting on retirement or similar circumstance. The form of the Merit Option will be determined by the CEO and the scheduled vesting of the Merit Option may be affected by objective performance and will be conditioned upon Executive’s continued employment with the Company as of each vesting date.

          (d) Conflict. In the event of a conflict between the terms of Section 4 and the Plan or any option agreement referred to in this Section 2, the provisions of the Plan or such option agreement, as the case may be, shall control. The Stock Option agreement shall be executed by Executive and the Company on the Employment Date.

5. Term. The term of this Agreement (the “Term”) shall begin on the Employment Date (the “Effective Date”) and continue until the sixth anniversary of the Effective Date.

6. Termination.

          6.1 By the Company. The Company may terminate Executive’s employment hereunder without any breach of this Agreement by giving written notice to Executive under the following circumstances:

     (a) Death. Executive’s employment shall terminate upon Executive’s death.

     (b) Disability. The Company shall be entitled to terminate Executive’s employment because of Executive’s Disability during the term of this Agreement. “Disability” means that as a result of Executive’s incapacity due to physical or mental illness Executive has been or will be absent from Executive’s duties hereunder on a full-time basis for six (6) consecutive months.

     (c) For Cause. The Company shall be entitled to terminate Executive’s employment for Cause. “Cause” shall mean:

     (i) Fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates.

     (ii) Conviction of or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crimes with respect to which imprisonment is a punishment;

     (iii) Willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company;

     (iv) Substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident, or other physical or mental incapacity); or

     (v) Executive’s material violation of any Company policy or code of conduct.

In the case of any termination under this Section 6.1(c), the Company will provide the Executive a summary of the material reasons for such termination in its written notice.

     (d) Not for Cause. Company may terminate Executive’s employment for any reason not described in Sections 6.1(a) — 6.1(c) above or for no reason.

          6.2 By Executive. The Executive may terminate his employment for Good Reason or without Good Reason. “Good Reason” will exist in the event that the Company, without the Executive’s written consent: (i) institutes a material adverse change in the Executive’s title or in the duties assigned to the Executive; (ii) requires the Executive to relocate his principal residence to a location other than the New York City metropolitan area; (iii) reduces the total amount of the Executive’s annual base compensation for any fiscal year, or (iv) substantially fails to comply with the provisions of this Agreement. The Executive shall have Good Reason to terminate his employment if (i) within forty-five (45) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, he notifies the Company in writing that he has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within forty-five (45) days.

          6.3 Notice and Cure. Termination For Good Reason pursuant to Section 6 shall not constitute valid termination on the first occasion of any breach unless the Company shall have first received written notice from Executive stating the nature of the breach and affording the Company at least thirty (30) days to correct the act or omission complained of.

          6.4 Payment. Payment will occur as follows:

     (a) Death, Disability, For Cause, and Not for Good Reason. If the Company terminates Executive’s employment due to Executive’s death, disability, or for Cause or Executive terminates Executive’s employment not for Good Reason, then Company will pay Executive (or Executive’s estate, executor or legal representative, as appropriate) any salary that has accrued to the date employment ceases, and the Company’s obligations to pay additional salary or cash compensation or benefits will terminate as of such date.

     (b) Not for Cause or For Good Reason. If the Termination Effective Date is within six (6) years of Employment Date, then should the Company terminate Executive’s employment not for Cause, or should Executive terminate Executive’s employment for Good Reason, then Executive will receive an amount equal to thirty-six (36) times Executive’s then current monthly Base Salary, payable in thirty-six (36) monthly installments calculated to be equal payments over the remaining term of such payments, subject to Section 6.4(c). In addition to the other payments specified in this Section 6.4(b), the Company may make such other payments and grant such other benefits as the CEO may, in his sole discretion, deem to be appropriate, after advance consultation and discussion with Executive.

     (c) Compensation If Executive’s good faith base salary from any employment as an employee (considered to be paid in equal monthly installments) entered into by Executive after such termination is equal to or greater than $41,666.66 for any given month, then the monthly obligations in Section 6.4(b) above shall, in the sole discretion of the CEO after advance consultation and discussion with Executive, terminate effective as of that time forward. If Executive’s total cash compensation from any alternative employment arrangement is never greater than $41,666.66 per month, then any compensation received by Executive from alternative arrangement shall reduce, dollar for dollar, the monthly amounts payable under Section 6.4(b) above. Executive’s income from any consulting activity undertaken by Executive after termination for any given month will also reduce, dollar for dollar, the monthly amounts referred to in Section 6.4(b) above with respect to such month. Notwithstanding the foregoing, Executive will have no duty to mitigate.

     (d) Termination Effective Date. Executive’s “Termination Effective Date” is Executive’s last day of employment with the Company.

7. Confidential Information. Executive acknowledges that Executive will receive confidential information and training from Company, its affiliates, customers and suppliers because of Executive’s relationship of mutual confidence and trust. This confidential information will include all business, financial and technical information, including information that Executive develops, relating to the business activities, products or services of Company, its customers or suppliers, whether or not such information is identified as confidential. Confidential information does not include any information that Company approves for unrestricted public disclosure. Executive agrees not to disclose or use, and will take reasonable precautions to prevent the disclosure or use of, any of this confidential information, except in the good faith performance of Executive’s duties, and Executive agrees to return all confidential information to Company at its request. At Company’s request, Executive agrees to execute and comply with a third party’s agreement not to disclose or use its confidential information. In addition, Executive agrees not to solicit or induce the unauthorized disclosure or use of any third party’s confidential information.

8. Proprietary Rights. All copyrights, patent rights and other intellectual property rights in and to all works of authorship, including software programs, and inventions that Executive produces, working alone or jointly with others, while employed by Company, together with all related ideas, know-how and techniques will be owned solely by Company, except for works of authorship or inventions that both (i) Executive develops on Executive’s own time without using Company’s resources or confidential information, and (ii) does not relate to Executive’s work for the Company or the Company’s business or actual or demonstrably anticipated research or development. Executive agrees to disclose and assign to the

Company, and waive (to the maximum extent permitted by law) all moral or similar rights in, all such works of authorship and inventions, and will sign, without additional compensation, all necessary documents and otherwise assist the Company, at its expense, to register and enforce all copyrights, patents and other intellectual property rights. Executive appoints the Company as Executive’s attorney-in-fact for the sole purpose of executing all necessary documents relating to the registration or enforcement of the Company’s copyrights, patents and other intellectual property rights. The Company can waive its rights in any work of authorship or invention only through a written instrument signed by an officer of the Company after Executive has fully disclosed in writing the existence and nature of that work of authorship or invention.

9. No Competition. Because of Executive’s access to Confidential Information, for one year after Executive’s employment by the Company ends for any reason, Executive agrees not to solicit or perform services as an employee, independent contractor or otherwise, for any person (including any affiliates or subsidiaries of that person) that is or was a customer or prospect of Company during the two years prior to that date if Executive solicited business from or performed services for that customer or prospect while employed by Company. If a court finds this paragraph to be unreasonable, then this paragraph will be amended to provide the broadest scope of protection to Company that such court will allow.

10. No Solicitation. For one year after Executive’s employment with the Company ends, for any reason, Executive agrees not to recruit, hire or help anyone to recruit or hire anyone who was an employee of the Company or any of its customers within the six months before Executive’s employment by the Company ended. If a court finds this paragraph to be unreasonable, then this paragraph will be amended to provide the broadest scope of protection to Company that such court will allow.

11. Outside Activities. While employed by Company, Executive agrees not to engage or have any financial interest (excluding investments in less than 5% of the securities of a publicly-traded company) in any other business activity, without notifying the Company and obtaining its approval. Executive represents that to the best of his knowledge and belief the performance of Executive’s duties will not conflict with any obligations that Executive has to any former employer or other person.

12. Policies. As an employee of Perot Systems, Executive agrees to read, review, and comply with all policies of Company, including its Standards and Ethical Principles and all other policies published on The Real Time Associate Network (TRAIN), and acknowledges that Company may revise these policies from time to time without Executive’s consent. Executive acknowledges that Executive has read and will comply with the Standards and Ethical Principles.

13. Notice and Cure. Any notice, demand or request required or permitted to be given or made under this Agreement will be in writing and will be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when telecopied to a party at its address or telecopy number specified below:

If to the Company:

Perot Systems Corporation
Attention: Chief Executive Officer
2300 Plano Parkway
Plano, Texas 75075

Telecopy number: (972) 577-6109

With a copy to:

Perot Systems Corporation
Attention: General Counsel
2300 Plano Parkway
Plano, Texas 75075
Telecopy number: (972) 577-6085

If to Executive:

Brian Maloney
22 Starview Drive
Flemington, New Jersey 08822

          The parties to this Agreement may change their addresses for notice in the manner provided above.

14. Return of Property. At the end of Executive’s employment, Executive will promptly return all the Company’s property and Confidential Information to the Company, and the Company may deduct any amounts owed by Executive to the Company from any amounts otherwise due to Executive from the Company.

15. Severability. The paragraphs and provisions of this Agreement shall be considered severable and the invalidity of all, or any paragraph or provision, shall not render invalid or impair the binding nature and effect of any other paragraph or provision contained herein. In addition, it is agreed that any court of competent jurisdiction may modify any unlawful provision of this Agreement in order to make the provision valid, reasonable, and enforceable.

16. Counterparts. This Agreement may be executed in counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

17. Reimbursement of Expenses. The Company will reimburse Executive, in accordance with Company policy, for all expenses actually and reasonably incurred by him in the business interests of the Company. The Company will reimburse Executive for reasonable attorneys fees and expenses incurred by Executive in the negotiation and preparation of this Agreement, up to a maximum of $20,000.

18. Inventions; Developments. Executive agrees to notify the Company of any discovery, invention, innovation, or improvement which is related to the Business (collectively called “Developments”) conceived or developed by Executive during the term of the Executive’s employment. All Developments, including but not limited to, all written documents pertaining thereto, will be the exclusive property of the Company, as the case may be, and will be considered Confidential Information subject to the terms of this Agreement. Executive agrees that when appropriate, and upon written request of the Company, as the case may be, Executive will acknowledge that Developments are “works for hire” and will file for patents or copyrights with regard to any or all Developments and will sign documentation necessary to evidence ownership of Developments in the Company or the Parent, as the case may be.

19. Employment. Executive understands that Executive’s employment is “at will” and that either Executive or Company can terminate Executive’s employment, with or without cause, at any time, unless otherwise prohibited by law; provided that the foregoing does not limit the rights, remedies, or obligations of Executive or the Company under the terms of this Agreement. Executive understand that Company may transfer Executive’s employment among its affiliates and Executive hereby consents to the assignment of this agreement by Company to an affiliate in connection with any such transfer(s). Executive agrees that this Agreement will continue to apply to Executive if Executive is transferred to an affiliate of Company. Any such assignment shall be consistent with the Executive’s position as COO of the Company and notwithstanding any such assignment the Executive shall continue to report and be supervised solely by the Chief Executive Officer of the Company and the Board of Directors.

20. OFFSETS. EXECUTIVE AUTHORIZES COMPANY TO OFFSET, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY AMOUNTS THAT EXECUTIVE OWES COMPANY AGAINST, AND TO WITHHOLD SUCH AMOUNTS FROM, ANY AMOUNTS, INCLUDING SALARY, BONUSES, COMMISSIONS AND EXPENSE REIMBURSEMENTS, COMPANY OWES EXECUTIVE.

21. ELECTRONIC FUNDS TRANSFERS. EXECUTIVE AGREES TO DESIGNATE A CHECKING OR OTHER BANK ACCOUNT TO ALLOW COMPANY AND ITS AFFILIATES AND AGENTS, AND TO EXECUTE SUCH DOCUMENTS AS MAY BE NECESSARY TO AUTHORIZE COMPANY AND ITS AFFILIATES AND AGENTS, TO INITIATE (a) DIRECT DEPOSITS (CREDIT ENTRIES) TO SUCH ACCOUNT FOR ALL PAYROLL, EXPENSE

REIMBURSEMENT AND OTHER AMOUNTS PAYABLE TO EXECUTIVE BY THE COMPANY, AND (b) WITHDRAWALS (DEBIT ENTRIES) FROM SUCH ACCOUNT TO CORRECT ERRONEOUS CREDIT ENTRIES OR TO COLLECT AMOUNTS PAYABLE BY EXECUTIVE TO COMPANY.

22. ELECTRONIC NOTICES AND SIGNATURES. EXECUTIVE AGREES TO RECEIVE DELIVERY OF ALL FUTURE NOTICES AND OTHER COMMUNICATIONS RELATING TO EXECUTIVE’S EMPLOYMENT AND BENEFITS VIA E-MAIL AT THE ADDRESS ASSIGNED TO EXECUTIVE BY COMPANY, THROUGH PUBLICATION ON TRAIN OR IN A LOCATION TO WHICH EXECUTIVE HAS ACCESS AND IS DIRECTED BY E-MAIL OR BY COMPARABLE ELECTRONIC MEANS. EXECUTIVE AUTHORIZES THE COMPANY AND ITS AFFILIATES (a) TO ACCEPT EXECUTIVE’S ELECTRONIC SIGNATURE AS BINDING AND FINAL ON ALL FORMS OR AGREEMENTS RELATING TO EXECUTIVE’S EMPLOYMENT, EXECUTIVE’S HEALTH, WELFARE OR INSURANCE BENEFITS, EXECUTIVE’S EXPENSE REPORTS, AND EXECUTIVE’S PARTICIPATION IN ANY STOCK OPTION, STOCK PURCHASE OR OTHER EQUITY INCENTIVE PLAN (INCLUDING ANY STOCK OPTION AGREEMENT AND ANY ENROLLMENT OR WITHDRAWAL FORMS), AND (b) TO PROCESS ALL EMPLOYMENT-RELATED TRANSACTIONS OR ANY OTHER ELECTRONIC SUBMISSION INITIATED USING AN ELECTRONIC SIGNATURE PROCESS. EXECUTIVE’S ELECTRONIC SIGNATURE MAY BE REPRESENTED BY ACTIVATING, THROUGH ANY SYSTEM OR NETWORK THAT IS PROTECTED BY A PASSWORD OR OTHER INDIVIDUAL IDENTITY SECURITY METHOD, (1) AN ELECTRONIC “PUSH-BUTTON” DISPLAYED ON TRAIN, (2) AN INTERACTIVE VOICE RESPONSE SYSTEM, OR (3) ANY COMPARABLE CONDUCT OR ELECTRONIC PROCESS OR MECHANISM REASONABLY OR COMMONLY UNDERSTOOD TO REPRESENT A MEANS OF ACKNOWLEDGEMENT OR ASSENT. WITHIN 10 BUSINESS DAYS AFTER ISSUING EXECUTIVE’S ELECTRONIC SIGNATURE EXECUTIVE MAY REQUEST AND RECEIVE FROM COMPANY A PAPER OR ELECTRONIC CONFIRMATION THAT EXECUTIVE’S ELECTRONIC SIGNATURE HAS BEEN RECEIVED. EXECUTIVE AGREES THAT IT IS EXECUTIVE’S RESPONSIBILITY TO USE, PROTECT AND UPDATE EXECUTIVE’S PASSWORD OR OTHER INDIVIDUAL IDENTITY SECURITY METHOD USED FOR ELECTRONIC SIGNATURE PURPOSES.

23. GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY RULES OF CONFLICTS OF LAW. ANY DISPUTE, CONTROVERSY, OR QUESTION ARISING UNDER, THIS AGREEMENT SHALL BE REFERRED FOR DECISION BY ARBITRATION IN DALLAS COUNTY, TEXAS BY A NEUTRAL ARBITRATOR SELECTED BY THE PARTIES HERETO. THE PROCEEDINGS SHALL BE GOVERNED BY THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT OR SUCH RULES LAST IN EFFECT (IN THE EVENT ASSOCIATION IS NO LONGER IN EXISTENCE). IF THE PARTIES ARE UNABLE TO AGREE UPON SUCH A NEUTRAL ARBITRATOR WITHIN THIRTY (30) DAYS AFTER ONE PARTY HAS GIVEN THE OTHER WRITTEN NOTICE OF THE DESIRE TO SUBMIT THE DISPUTE, CONTROVERSY OR QUESTION FOR DECISION AS AFORESAID, THEN EITHER PARTY MAY APPLY TO THE AMERICAN ARBITRATION ASSOCIATION FOR AN APPOINTMENT OF A NEUTRAL ARBITRATOR OR IF SUCH ASSOCIATION IS NOT THEN IN EXISTENCE OR DOES NOT ACT IN THE MATTER WITHIN THIRTY (30) DAYS OF APPLICATION, EITHER PARTY MAY APPLY TO THE COURTS OF THE STATE OF TEXAS FOR AN APPOINTMENT OF A NEUTRAL ARBITRATOR TO HEAR THE PARTIES AND SETTLE THE DISPUTE, CONTROVERSY OR QUESTION AND SUCH JUDGE

IS HEREBY AUTHORIZED TO MAKE SUCH APPOINTMENT. THE DECISION OF THE NEUTRAL ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON ALL INTERESTED PERSONS AND NO ACTION AT LAW OR EQUITY SHALL BE INSTITUTED OR, IF INSTITUTED, FURTHER PROSECUTED BY EITHER PARTY OTHER THAN TO ENFORCE THE AWARD OF THE NEUTRAL ARBITRATOR. THE AWARD OF THE NEUTRAL ARBITRATOR MAY BE ENTERED IN ANY COURT THAT HAS JURISDICTION. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR PUNITIVE DAMAGES FOR ANY SUCH CLAIMS AND EXECUTIVE HEREBY WAIVES ANY CLAIMS AGAINST COMPANY FOR SUCH DAMAGES. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE AUTHORITY TO AWARD REASONABLE ATTORNEYS’ FEES AND EXPENSES TO THE PREVAILING PARTY IN ANY PROCEEDING UNDER THIS SECTION 23.

24. Continuing Obligations. Executive agrees that Executive’s obligations with respect to confidential information, proprietary rights, non-competition and non-solicitation will continue after Executive’s employment with Company ends. Executive also agrees that Executive’s breach of any of these obligations will cause irreparable injury for which there are no adequate remedies at law and that Company will be entitled to equitable relief in addition to all other remedies that may be available.

25. Entire Agreement. This Agreement and the agreements referred to herein are our entire agreement with respect to its subject matter. It supersedes any prior discussions, promises, or agreements on these subjects. It cannot be changed except in writing signed by an officer of Company and Executive.

BRIAN MALONEY	PEROT SYSTEMS CORPORATION

By:

Signed:	Title:

Date:	Date:

Exhibit A

BONUS PLAN ANTICIPATED TERMS

The Company Bonus Plan is currently being formulated, but it is expected that at a minimum achievement of 7% earnings-per-share growth (earnings-per-share and revenue growth will be measured as a two year rolling compound annual growth percentage (but one year for 2002 performance) based on results that could exclude non-recurring or unusual events), the Bonus Plan would contemplate payments of bonuses. Once the minimum earnings-per-share growth rate is achieved, the performance would be measured against a composite growth rate based on revenue and earnings per share, which initially will be weighted 50/50, but may be revised from time to time. At a minimum composite growth rate of 7%, the Bonus Plan would pay 25% of the target bonus. The payout grows on a linear basis as percentage growth increases such that at 17% growth, the Bonus Plan would pay 100% of target bonus and at 30% growth the plan would pay approximately 200% or the target bonus. The payout may have a discretionary adjustment up to 20% (plus or minus) depending on individual performance against goals established with the CEO every year. The foregoing is not final and any bonus plan is subject to the discretion of the CEO in all respects.